FIDELITY BANCORP, INC.

CERTIFIED RESOLUTIONS

OF THE

BOARD OF DIRECTORS

The undersigned does hereby certify that she is the duly elected, qualified and acting Secretary of Fidelity Bancorp, Inc. (the “Corporation”), a Pennsylvania corporation, and that the following is a true, correct and complete copy of resolutions duly adopted by the affirmative vote of a majority of the Board of Directors of the Corporation at a meeting duly called and held on the 19th day of June 2007, a quorum being present throughout; and that such resolutions are in full force and effect and have not been amended or rescinded:

WHEREAS, Section 4.13 of the Corporation’s Bylaws provides that no person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors of the Corporation who has, at the time of such action, reached seventy-five (75) years of age.

WHEREAS, Article IV, Section 8 of the Bylaws of Fidelity Savings Bank (the “Savings Bank”) provides that no person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors of the Savings Bank who is, at the time of such action, more than seventy-five (75) years of age.

WHEREAS, the Board of Directors believes that it is desirable and in the best interests of the Corporation to amend the Bylaws of the Corporation to conform to those of the Savings Bank so that directors will be eligible for re-election or re-appointment so long as they are not more than 75 years of age.

NOW, THEREFORE, BE IT

RESOLVED, that the first sentence of Section 4.13 of the Corporation’s Bylaws be, and hereby is, amended to read as follows:

No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors of the Corporation who is, at the time of such action, more than seventy-five (75) years of age.;

and be it further

RESOLVED, that the President and such other officers as he may designate be, and hereby are, authorized and directed to do or cause to be done all such acts and to execute any and all instruments necessary or advisable in order to carry out the purposes and intent of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary and have caused the corporate seal of the Bank to be affixed hereto, this the 19th day of June 2007.

FIDELITY BANCORP, INC.
By:	/s/ Annie G. McGrath
Annie G. McGrath Secretary